FOR RELEASE
BroadVision Contact:
Andrew Hub
Investor Relations
650-331-1000
ir1@broadvision.com

BroadVision Announces First Quarter 2011 Results

REDWOOD CITY, CA — April 28, 2011 — BroadVision, Inc. (NASDAQ: BVSN), a leader in cloud-based social business solutions, today reported financial results for its first quarter ended March 31, 2011. Revenues for the first quarter were $5.1 million, compared with revenues of $5.1 million for the fourth quarter ended December 31, 2010 and $5.9 million for the comparable quarter of 2010.

License revenue for the first quarter of 2011 was $1.5 million, compared with $1.5 million for the prior quarter and $1.9 million for the comparable quarter of 2010. The majority of the first quarter license and subscription revenue was generated from the company's BroadVision® Business Agility Suite™, Commerce Agility Suite™, QuickSilver™, and Clearvale™ solutions. Revenue during the quarter was generated from sales to both new and existing customers such as Auchan Group, Collective HR Solutions, EFG Bank, Gruppo Reti, hiSoft, Naval Undersea Warfare Center, Sempla, Sony, Twin Peaks Restaurants and several other brand-name global customers.

In the first quarter of 2011, BroadVision posted net loss on a U.S. Generally Accepted Accounting Principles (“GAAP”) basis of $0.4 million, or $0.09 per basic and diluted share, as compared with GAAP net income of $0.3 million, or $0.06 per basic and diluted share, for the fourth quarter of 2010 and GAAP net loss of $2.3 million, or $0.51 per basic and diluted share, for the comparable quarter of 2010.

Non-GAAP measure net loss for the first quarter of 2011 was $0.02 million, or $0.004 per basic and diluted share, compared with non-GAAP measure net income of $0.6 million or $0.14 per basic and diluted share, in the fourth quarter of 2010 and non-GAAP measure net loss of $1.5 million, or $0.33 per basic and diluted share, for the comparable quarter of 2010. These non-GAAP measure results exclude restructuring charges and stock compensation expense. A reconciliation of GAAP measure net (loss) income figures to non-GAAP net (loss) income figures is included in a table on the attached financial statements. The Company believes these non-GAAP measure results provide useful information because they reflect the Company's financial performance excluding certain charges, credits, gains and losses that the Company believes are not indicative of its ongoing operations.

As of March 31, 2011 the Company had $60.9 million of cash and cash equivalents and short-term investments, compared to a combined balance of $60.8 million as of December 31, 2010 and $62.8 million as of March 31, 2010.

"We continue to make important progress for the BroadVision Clearvale social business solutions suite," said Dr. Pehong Chen, President and CEO, BroadVision. "In the first quarter, we launched Clearvale Express, a streamlined freemium version of Clearvale, gaining solid momentum in the marketplace, which we expect to generate critical viral effect and positive deal flow downstream. On our flagship Clearvale Enterprise front, we saw monthly usage across all networks doubling quarter over quarter, as more customers have deployed successfully and adoption rates are increasing.  With Clearvale PaasPort, our go-to market solution and program for telecom and other service providers to gain the fastest path to establishing their own social business ecosystems in the cloud, we signed several new partners across the world, including another major telecommunications company in Asia.  As social business and cloud computing reach mainstream, we believe Clearvale is very well positioned to dramatically change how people and businesses collaborate and in doing so transform the entire industry."

Conference Call Information
BroadVision management will host a conference call today, Thursday, April 28th, 2011, at 2:00PM Pacific Daylight Time (PDT). The conference call may be accessed by dialing: 1-866-551-3680, with pin code 1020826#. Callers outside North America should call +1-212-401-6760 to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A web replay will also be available following the call on the Company’s website.

About BroadVision
Driving innovation since 1993, BroadVision is an innovative provider of online commerce and business social networking solutions. Visit www.clearvale.com to find more information or join a Clearvale network. For complete information about BroadVision, please visit http://www.broadvision.com.

#   #   #
BroadVision, Business Agility Suite, Commerce Agility Suite, QuickSilver, and Clearvale are trademarks or registered trademarks of BroadVision, Inc. in the United States and other countries. All other company names, product names, and marks are the property of their respective owners.

Information Concerning Forward-Looking Statements
Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which forward-looking statements involve risk and uncertainties. All forward-looking statements included in this release, including statements about the potential growth, success and customer adoption of BroadVision’s Clearvale solutions, are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from BroadVision's current expectations. Various factors and risks associated with BroadVision's business are discussed in its most recent annual report on Form 10-K and in BroadVision's quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.

BROADVISION, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	31-Mar	31-Dec
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$60,890	$60,823
Other current assets	5,760	5,746
Total current assets	66,650	66,569
Other non-current assets	1,376	1,583
Total assets	$68,026	$68,152
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$11,825	$11,669
Other non-current liabilities	1,877	2,126
Total liabilities	13,702	13,795
Total stockholders’ equity	54,324	54,357
Total liabilities and stockholders’ equity	$68,026	$68,152

BROADVISION, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)
	Three Months Ended March 31,
	2011	2010
Revenues:
Software licenses	$1,453	$1,887
Services	3,667	3,990
Total revenues	5,120	5,877
Cost of revenues:
Cost of software licenses	6	6
Cost of services	1,737	1,589
Total cost of revenues	1,743	1,595
Gross profit	3,377	4,282
Operating expenses:
Research and development	1,865	2,141
Sales and marketing	1,615	1,652
General and administrative	1,137	1,368
Restructuring charges	101	526
Total operating expenses	4,718	5,687
Operating loss	(1,341)	(1,405)
Other Income (loss), net	990	(849)
Loss before provision for income taxes	(351)	(2,254)
Provision for income taxes	(42)	(15)
Net loss	$(393)	$(2,269)
Basic loss per share	$(0.09)	$(0.51)
Diluted loss per share	$(0.09)	$(0.51)
Shares used in computing:
Weighted average shares-basic	4,486	4,441
Weighted average shares-diluted	4,486	4,441

BROADVISION, INC. AND SUBSIDIARIES
RECONCILIATION OF U.S. GAAP TO NON-GAAP MEASURE NET (LOSS) INCOME
(unaudited; in thousands)
	Three Months Ended
	Mar. 31	Dec. 31	Mar.31
	2011	2010	2010

Net (loss) income, U.S. GAAP	$(393)	$280	$(2,269)
Non-GAAP measure adjustments:
Restructuring charge	101	106	526
Stock compensation expense [1]	272	248	288
Non-GAAP measure net (loss) income	$(20)	$634	$(1,455)

[1] Included as a component of cost of service and operating expense for each period presented.